SCHEDULE 14(A)

(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

FORRESTER RESEARCH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, Massachusetts 02140

George F. Colony

Chairman of the Board

and Chief Executive Officer

April 4, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Forrester Research, Inc., which will be held on Tuesday, May 17, 2016, at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts at 10:00 a.m. (local time).

On the following pages, you will find the formal notice of the Annual Meeting and our proxy statement. At the Annual Meeting you are being asked to elect two Class II Directors, to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, to approve by non-binding vote our executive compensation, and to approve an amendment and restatement of our 2006 Equity Incentive Plan.

We hope that many of you will be able to attend in person. I look forward to seeing you there.

Sincerely yours,

George F. Colony

Chairman of the Board

and Chief Executive Officer

Forrester Research, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 17, 2016

Notice is hereby given that the 2016 Annual Meeting of Stockholders of Forrester Research, Inc. will be held at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts at 10:00 a.m. (local time) on Tuesday, May 17, 2016 for the following purposes:

1.	To elect the two Class II directors named in the accompanying proxy statement to serve until the 2019 Annual Meeting of Stockholders;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
3.	To approve by non-binding vote our executive compensation; and
4.	To approve an amendment and restatement of the Forrester Research, Inc. 2006 Equity Incentive Plan.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on April 1, 2016 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from May 6, 2016 to the date of the meeting at our offices, located at 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

If you are unable to be present personally, please vote your shares as provided in this proxy statement.

By Order of the Board of Directors

Gail S. Mann

Secretary

Cambridge, Massachusetts

April 4, 2016

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE

VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH

THE INSTRUCTIONS SET FORTH ON THE PROXY CARD, OR COMPLETE, SIGN AND RETURN

THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR

NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

FORRESTER RESEARCH, INC.

Annual Meeting of Stockholders

May 17, 2016

PROXY STATEMENT

The Board of Directors of Forrester Research, Inc., a Delaware corporation, is soliciting proxies from our stockholders. The proxy will be used at our 2016 Annual Meeting of Stockholders and at any adjournments thereof. You are invited to attend the meeting to be held at 10:00 a.m. (local time) on Tuesday, May 17, 2016 at the offices of the Company, 60 Acorn Park Drive, Cambridge, Massachusetts. This proxy statement was first made available to stockholders on or about April 4, 2016.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures.

We use several abbreviations in this proxy statement. We call our Board of Directors the “Board”, refer to our fiscal year which began on January 1, 2015 and ended on December 31, 2015 as “fiscal 2015,” and refer to our fiscal year ending December 31, 2016 as “fiscal 2016”. We also refer to ourselves as “Forrester” or the “Company.”

Who May Attend and Vote?

Stockholders who owned our common stock at the close of business on April 1, 2016 are entitled to notice of and to vote at the annual meeting. We refer to this date in this proxy statement as the “record date.” As of the record date, we had 17,801,701 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

How Do I Vote?

If you are a stockholder of record of our common stock:

1.	You may vote over the internet. If you have internet access, you may vote your shares from any location in the world by following the Vote by Internet instructions on the enclosed proxy card.
2.	You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.
3.	You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.
4.	You may vote in person. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

By voting over the internet or by telephone, or by signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to vote in advance even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted in accordance with your instructions. If a proxy card is signed and received by our Secretary, but no instructions are indicated, then the proxy will be voted “FOR” the election of the nominees for directors, “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2016, “FOR” approval of the non-binding vote on our executive compensation, and “FOR” approval of the amendment and restatement of the Forrester Research, Inc. 2006 Equity Incentive Plan.

How Do I Vote if My Shares are Held in Street Name?

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), the bank, broker, or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form. Please follow the instructions on that form to make sure your shares are properly voted. If you hold shares in “street name” and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock. In addition, if you wish to vote your shares in person, you must contact the person in whose name your shares are registered and obtain a proxy card from that person and bring it to the annual meeting.

What Does the Board of Directors Recommend?

The Board recommends that you vote FOR the election of nominees for Class II directors identified in Proposal One, FOR ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two, FOR approval by non-binding vote of our executive compensation as provided in Proposal Three, and FOR approval of the amendment and restatement of the Forrester Research, Inc. 2006 Equity Incentive Plan.

If you are a record holder and submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. If you hold your shares in “street name”, and you do not indicate how you wish to have your shares voted, your nominee has discretion to instruct the proxies to vote on Proposal Two but does not have the authority, without your specific instructions, to vote on the election of directors or on Proposals Three and Four, and those votes will be counted as “broker non-votes”.

What Vote is Required for Each Proposal?

A majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to any proposal. The nominees for election of the Class II directors at the meeting (Proposal One) who receive the greatest number of votes properly cast for the election of directors will be elected. As a result, shares that withhold authority as to the nominees recommended by the Board will have no effect on the outcome. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal Two), to approve the non-binding vote on our executive compensation (Proposal Three), and to approve an amendment and restatement of our 2006 Equity Incentive Plan (Proposal Four).

Shares represented by proxies that indicate an abstention or a “broker non-vote” (that is, shares represented at the annual meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but are not considered to have been voted, and have the practical effect of reducing the number of affirmative votes required to achieve a majority for those matters requiring the affirmative vote of the holders of a majority of the shares present or represented by proxy and voting (Proposals Two, Three, and Four) by reducing the total number of shares from which the majority is calculated. However, because directors are elected by a plurality vote, abstentions and broker non-votes will have no effect on the outcome on Proposal One.

May I Change or Revoke My Vote After I Return My Proxy Card or After I Have Voted My Shares over the Internet or by Telephone?

Yes. If you are a stockholder of record, you may change or revoke a proxy any time before it is voted by:

•	returning to us a newly signed proxy bearing a later date;
•	delivering a written instrument to our Secretary revoking the proxy; or
•	attending the annual meeting and voting in person.

If you hold shares in “street name”, you should follow the procedure in the instructions that your nominee has provided to you.

Who Will Bear the Cost of Proxy Solicitation?

We will bear the expense of soliciting proxies. Our officers and regular employees (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to soliciting proxies through the mail, our officers and regular employees may solicit proxies personally, as well as by mail, telephone, and telegram from brokerage houses and other stockholders. We will reimburse brokers and other persons for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 17, 2016

This proxy statement and our Annual Report to Stockholders are available on-line at www.edocumentview.com/forr. These materials will be mailed to stockholders who request them.

How Can I Obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is available on our website at www.forrester.com/aboutus. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, we will send you one without charge. Please contact Investor Relations, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140, Tel: (617) 613-6000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes provide information about the beneficial ownership of our outstanding common stock as of February 25, 2016 (except as otherwise noted) by:

(i)	each person who we know beneficially owns more than 5% of our common stock;
(ii)	each of the executive officers named below in the Summary Compensation Table;
(iii)	each member of our Board of Directors; and
(iv)	our directors and executive officers as a group.

Except as otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the shares. Shares subject to exercisable options and vesting restricted stock units include options that are currently exercisable or exercisable within 60 days of February 25, 2016 and shares underlying restricted stock units scheduled to vest within 60 days of February 25, 2016.

	Common Stock Beneficially Owned
		Shares
		Subject
		to Exercisable
		Options and
	Shares	Vesting	Percentage of
	Beneficially	Restricted	Outstanding
Name of Beneficial Owner	Owned	Stock Units	Shares
George F. Colony	7,934,198	—	44.6%
c/o Forrester Research, Inc.
60 Acorn Park Drive
Cambridge, MA 02140(1)

Wellington Management Group LLP	1,865,198	—	10.5%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210(2)

BlackRock, Inc.	982,404	—	5.5%
55 East 52nd Street
New York, NY 10022(3)

P2 Capital Partners, LLC	1,125,608	—	6.3%
590 Madison Avenue, 25th Floor
New York, NY 10022(4)

Henk Broeders	6,203	74,000	*
Robert Galford(5)	11,825	39,625	*
George Hornig	1,657	24,000	*
Gretchen Teichgraeber	5,453	49,000	*
Michael Welles	14,519	61,500	*
Clifford Condon	2,918	25,374	*
Michael Doyle	10,103	93,625	*
Gail S. Mann	3,591	50,499	*
Michael Morhardt	5,666	35,000	*
Dennis van Lingen	—	38,313	*
Directors, named executive officers, and other executive officers as a group (14 persons)(1)(5)	7,999,893	540,497	46.6%

(1)	Includes 1,580 shares held by Mr. Colony’s wife as to which Mr. Colony disclaims beneficial ownership.
(2)

Beneficial ownership as of December 31, 2015, as reported in a Schedule 13G filed with the SEC on February 11, 2016, stating that Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP

each has shared voting power with respect to 1,428,649 shares and shared dispositive power with respect to 1,865,198 shares, and Wellington Management Company, LLP has shared voting power with respect to 1,419,849 shares and shared dispositive power with respect to 1,856,398 shares.

(3)

Beneficial ownership as of December 31, 2015, as reported in a Schedule 13G filed with the SEC on January 26, 2016, stating that BlackRock, Inc. has sole voting power with respect to 957,003 shares and sole dispositive power with respect to 982,404 shares.

(4)

Beneficial ownership as of September 14, 2015, as reported in a Schedule 13D/A filed with the SEC on September 18, 2015, stating that P2 Capital Master Fund I, L.P. has shared voting power and shared dispositive power with respect to 581,011 shares, P2 Capital Master Fund VI, L.P. has shared voting power and shared dispositive power with respect to 544,597 shares and P2 Capital Partners, LLC and Claus Moller have shared voting power and shared dispositive power with respect to 1,125,608 shares.

(5)	Includes 1,333 shares held in trust for Mr. Galford’s adult children, as to which Mr. Galford disclaims beneficial ownership.
*	Less than 1%

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Henk W. Broeders and George R. Hornig are the Class II directors whose terms expire at this annual meeting. The Board of Directors has nominated them to serve as Class II directors until the 2019 annual meeting.

The proxies intend to vote each share for which a proper proxy card has been returned or voting instructions received and not revoked in favor of the Class II directors named above. If you wish to withhold the authority to vote for the election of any of the nominees, your voting instructions must so indicate or your returned proxy card must be marked to that effect.

It is expected that Messrs.  Broeders and Hornig will be able to serve, but if either of them is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

The following section provides information about each nominee, including information provided by each nominee and sitting director about his or her principal occupation and business experience for the past five years and the names of other publicly-traded companies, if any, for which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented with respect to each nominee’s and each sitting director’s experience, qualifications and skills that led our Board to conclude that he or she should serve as a director, we also believe that all of our directors, including the two nominees for election at the 2016 annual meeting of stockholders, has demonstrated business acumen and a significant commitment to our company, and has a reputation for integrity and adherence to high ethical standards.

NOMINEES FOR CLASS II DIRECTORS — TERM EXPIRING 2019

Henk W. Broeders, age 63, a Class II director, became a director of Forrester in May 1998. Mr. Broeders has been serving as the chief executive officer of Jaarbeurs, an events and conferences company located in the Netherlands, since October 2013. Mr. Broeders was an independent consultant from February 2013 until October 2013, and previously, from October 2003 until February 2013, Mr. Broeders was a member of the Executive Committee of Cap Gemini S.A., a global management consulting firm headquartered in Paris, France operating under the name CapGemini. From 1998 to 2003, Mr. Broeders served as Chairman of the Executive Board of Cap Gemini N.V., a subsidiary of Cap Gemini S.A. located in the Netherlands. We believe Mr. Broeders’ qualifications to serve on our Board of Directors include his many years of operational and management experience in the management consulting business, along with his experience with and perspective on European business as a Dutch national who worked for a firm headquartered in France.

George R. Hornig, age 61, a Class II director, became a director of Forrester in November 1996. Mr. Hornig is Senior Managing Director of PineBridge Investments, an independent investment advisor. From 2006 until November 2010, Mr. Hornig was Managing Director and Co-Chief Operating Officer of Asset Management and the head of Asset Management Americas at Credit Suisse, a global financial services firm, and from 1999-2006, he was the Managing Director and Chief Operating Officer of Alternative Investments at Credit Suisse. We believe Mr. Hornig’s qualifications to serve on our Board of Directors include his three decades of finance and management experience in the investment banking and private equity business.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

CLASS I DIRECTORS CONTINUIING IN OFFICE UNTIL 2017

George F. Colony, age 62, a Class I director, is the founder of Forrester and since 1983, he has served as Chairman of the Board and Chief Executive Officer. He also has served as Forrester’s President since September 2001, and he previously was Forrester’s President from 1983 to 2000. We believe Mr. Colony’s qualifications to serve on our Board of Directors and as its Chairman include his extensive experience in the research industry, including more than 30 years as our chief executive officer, and his significant ownership stake in the Company.

Michael H. Welles, age 61, a Class I director, became a director of Forrester in November 1996. Mr. Welles is chief operating officer, a founder, and director of S2 Security Corporation, an IP-based facility security systems company. Previously, he served as vice president and general manager of the platforms business with NMS Communications, an OEM infrastructure supplier to the telecom industry from 2000 to 2002. We believe Mr. Welles’ qualifications to serve on our Board of Directors include his considerable knowledge of the information technology industry, his experience as the chief operating officer of a company he co-founded, and his many years of general management experience in global technology companies.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2018

Robert M. Galford, age 63, a Class III director, became a director of Forrester in November 1996. Since November 2007, Mr. Galford has been the managing partner of the Center for Leading Organizations, an organizational development firm he founded in Concord, Massachusetts. From 2001 to 2007, Mr. Galford was a managing partner of the Center for Executive Development, an executive education provider in Boston, Massachusetts. We believe Mr. Galford’s qualifications to serve on our Board of Directors include his many years of organizational development and executive education experience, along with his more recent corporate governance experience as an instructor for the National Association of Corporate Directors.

Gretchen G. Teichgraeber, age 62, a Class III director, became a director of Forrester in December 2005. Ms. Teichgraeber is the chief executive officer of Leadership Directories, Inc., a premier information services company that publishes biographical and contact data on leaders in the private and public sectors. Previously, Ms. Teichgraeber was an independent consultant to digital media companies and various non-profit organizations from 2007 to 2009. From 2000 to 2007, Ms. Teichgraeber was the chief executive officer of Scientific American, Inc., publisher of the science and technology magazine, Scientific American. Prior to joining Scientific American, Ms. Teichgraeber served as general manager, publishing, and vice president, marketing and information services at CMP Media, Inc., a leading provider of technology news and information. We believe Ms. Teichgraeber’s qualifications to serve on our Board of Directors include her significant general management and marketing experience in the publishing and information services business, including on-line and print media, as well as the gender diversity she brings to our Board of Directors.

Corporate Governance

We believe that good corporate governance is important to ensure that Forrester is managed for the long-term benefit of its stockholders. Based on our continuing review of the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission and the listing standards of The NASDAQ Stock Market, our Board of Directors has adopted Corporate Governance Guidelines, an amended and restated charter for the Audit Committee of the Board of Directors, and a charter for the Compensation and Nominating Committee of the Board.

Our Corporate Governance Guidelines include stock retention guidelines applicable to executive officers and directors. The guidelines require executive officers and directors of the Company to retain at least 50% of the net shares of Forrester common stock delivered to them upon the exercise or vesting of stock-based awards granted on and after January 1, 2010. Net shares are the number of shares remaining after shares are sold or netted to pay the exercise price of stock-based awards and applicable withholding taxes. For directors, the applicable withholding tax is presumed to be the minimum withholding tax applicable to an employee. These guidelines may be waived, at the discretion of the Compensation and Nominating Committee of the Board of Directors, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order.

We also have a written code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. You can access our Code of Business Conduct and Ethics, Corporate Governance Guidelines and our current committee charters on our website, at www.forrester.com/aboutus.

Information With Respect to Board of Directors

Board Meetings and Committees

Our Board of Directors has determined that each of the current directors, with the exception of Mr. Colony, our Chairman and Chief Executive Officer, is independent under applicable NASDAQ standards as currently in effect.

Our Board of Directors held nine meetings during fiscal 2015. Each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of each committee of which he or she is a member. Forrester does not require directors to attend the annual meeting of stockholders. Mr. Colony, who presided at the meeting, attended the 2015 annual meeting of stockholders. Historically, very few stockholders have attended our annual meeting and we have not found it to be a particularly useful forum for communicating with our stockholders. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation and Nominating Committee, whose members consist solely of independent directors.

Our Audit Committee consists of three members: George R. Hornig, Chairman, Henk W. Broeders, and Michael H. Welles, each of whom, in addition to satisfying the NASDAQ independence standards, also satisfies the Sarbanes-Oxley independence requirements for audit committee membership. In addition, the Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and all of the members of the Audit Committee satisfy the financial literacy standards of NASDAQ. The Audit Committee held five meetings during fiscal 2015. The responsibilities of our Audit Committee and its activities during fiscal 2015 are described in the committee’s amended and restated charter, which is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140.

Our Compensation and Nominating Committee consists of three members: Robert M. Galford, Chairman, Gretchen G. Teichgraeber, and Michael H. Welles. The Compensation and Nominating Committee held seven meetings during fiscal 2015. The Compensation and Nominating Committee has authority, as specified in the committee’s charter, to, among other things, evaluate and approve the compensation of our Chief Executive Officer, review and approve the compensation of our other executive officers, administer our stock plans, and oversee the development of executive succession plans for the CEO and other executive officers. The committee also has the authority to identify and recommend to the Board qualified candidates for director. The Compensation and Nominating Committee charter is available on our website at www.forrester.com/aboutus. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140.

Compensation Committee Interlocks and Insider Participation

No person who served during the past fiscal year as a member of our Compensation and Nominating Committee is or was an officer or employee of Forrester, or had any relationship with Forrester requiring disclosure in this proxy statement. During the past fiscal year, none of our executive officers served as a member of the board of directors of another entity, any of whose executive officers served as one of our directors.

Board Leadership Structure

At the present time, Mr. Colony serves as both Chairman of the Board and Chief Executive Officer. Mr. Colony is a significant stakeholder in Forrester, beneficially owning approximately 45% of our outstanding common stock. As such, we believe it is appropriate that he set the agenda for the Board of Directors in addition to serving as the Chief Executive Officer. We also do not believe that the size of the Company warrants the division of these responsibilities. We do not have a single lead director because our Board of Directors is small enough that the independent directors work effectively together as a group and the presiding director at meetings of the independent directors rotates among the chairmen of the committees.

The Board’s Role in Risk Oversight; Risk Considerations in our Compensation Programs

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including financial, strategic, operational, legal and regulatory risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate manager within the Company. When a committee receives such a report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting, enabling the full Board to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Compensation and Nominating Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. We structure our pay programs to consist of both fixed and variable compensation, with the fixed base salary portion providing steady income regardless of our stock price performance. The variable components, consisting of cash bonus and stock-based awards, and for our chief sales officer, sales commissions, are designed to reward both short and long-term performance. Targets under our bonus plans are a function of bookings and profit (described in greater detail in the Compensation Discussion and Analysis below), important financial metrics for our business. For long-term performance, we generally award a combination of time-based stock options and restricted stock units generally vesting over four years. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce excellent short and long-term results for the Company, while fixed base salary is also sufficiently high such that the executives are not encouraged to take unnecessary or excessive risks. In addition, our bonus plan funding metrics apply company-wide, regardless of function or client group, which we believe encourages relatively consistent behavior across the organization. While sales commissions are not capped, we cap our bonus at 1.75 times target company performance. Therefore, even if Company performance dramatically exceeds target performance, bonus payouts are limited. Conversely, we have a minimum threshold on Company performance under our executive bonus plan approved by the Compensation and Nominating Committee so that the bonus plan is not funded at performance below a certain level. We also believe that our Executive Severance Plan adopted in 2014 and described in detail below, which provides severance compensation in the event of involuntary termination of employment without cause and in connection with a change in control, promotes stability and continuity of operations.

Director Candidates

As noted above, the Compensation and Nominating Committee has responsibility for recommending nominees for election as directors of Forrester. Our stockholders may recommend individuals for this committee to consider as potential director candidates by submitting their names and background to the “Forrester Research Compensation and Nominating Committee”, c/o Chief Legal Officer and Secretary, 60 Acorn Park Drive, Cambridge, MA 02140. The Compensation and Nominating Committee will consider a recommended candidate for the next annual meeting of stockholders only if biographical information and background material are provided no later than the date specified below under “Stockholder Proposals” for receipt of director nominations.

The process that the Compensation and Nominating Committee will follow to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Compensation and Nominating Committee. Assuming that biographical and background material is provided for candidates recommended by the stockholders, the Compensation and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Compensation and Nominating Committee will apply the criteria set forth in the committee’s charter and in the Corporate Governance Guidelines. These criteria include, among others, the candidate’s integrity, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Although the Compensation and Nominating Committee considers as one of many factors in the director identification and nomination process diversity of race, gender and ethnicity, as well as geography and business experience, it has no specific diversity policy. The Compensation and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities, including direct operating experience, that will allow the Board to fulfill its responsibilities.

In addition, our by-laws permit stockholders to nominate directors for election at an annual meeting of stockholders, other than as part of the Board’s slate. To nominate a director, in addition to providing certain information about the nominee and the nominating stockholder, the stockholder must give timely notice to Forrester, which, in general, requires that the notice be received by us no less than 90 nor more than 120 days prior to the anniversary date of the preceding annual meeting of stockholders. In accordance with our by-laws, the 2017 Annual Meeting will be held on May 9, 2017.

Communications from Stockholders

The Board will give appropriate attention to communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Compensation and Nominating Committee, with the assistance of the Chief Legal Officer and Secretary, will be primarily responsible for monitoring communications from stockholders and will provide copies of summaries of such communications to the other directors as deemed appropriate.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Forrester Research Compensation and Nominating Committee, c/o Chief Legal Officer and Secretary, Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

2015 Business Results

In 2015, we made further progress on our strategic shift to capitalize on the opportunity presented by the Age of the Customer. The Company met or exceeded its revenue, operating income and earnings per share guidance for the year, with revenues increasing by 1% to $313.7 million and net income increasing by 10% to $12.0 million.

Compensation for Performance

A substantial amount of the total compensation of our executive officers is linked to our performance, both through short-term cash incentive compensation and long-term equity incentive compensation. We believe this aligns our executives’ incentives with our objective of enhancing stockholder value over the longer term.

Cash Compensation.    A significant portion of the current cash compensation opportunity for our executive officers is made through our Amended and Restated Executive Cash Incentive Plan (the “Executive Cash Incentive Plan”). As described in more detail below, payments under the plan are based on company financial performance metrics (for 2015, booked sales accounts or “bookings” and adjusted operating profit). By design, our plan pays more when we perform well and less, or nothing, when we do not. For example, our 2013 operating results were consistent with our targeted levels, resulting in a full payout under the Executive Cash Incentive Plan, while in 2014, because our adjusted operating profit was below the target we set when establishing our 2014 plan, no payout with respect to 2014 performance was made under the Executive Cash Incentive Plan (though the Committee did make discretionary cash awards to our named executive officers at a payout level corresponding to 40% of target cash incentive compensation to recognize the progress made in our strategic shift and sales growth).  In 2015, while our adjusted operating profit exceeded our targeted level, our bookings were approximately 96% of our targeted level, resulting in a 90% payout under the Executive Cash Incentive Plan.

Equity Awards.    Another key component of compensation for our executive officers consists of long-term equity incentives, in the form of both restricted stock units (RSUs) and stock options. In 2015, all RSUs and stock options granted to executive officers vest over time, with 25% to vest annually over four years. We believe these awards have retention value and reflect a balance between short-term financial performance and long-term shareholder return, supporting our performance-based compensation. Consistent with past years, we did not grant equity awards in 2015 to George Colony, our Chairman and Chief Executive Officer, who is the beneficial owner of approximately 45% of our common stock.

Compensation Program Changes in 2015

Base Salary and Short-Term Cash Incentive Compensation.    Based on a review of market data, and taking into account the contributions of the named executive officers and our financial performance in 2014, during its annual executive compensation review our Compensation and Nominating Committee (the “Committee”) increased the base salaries of the named executive officers by an average of 4.4% over 2014, while increasing the target cash incentive bonus amount of five of the named executive officers by an average of 7.6% over 2014, as discussed further below. In addition, the Committee changed the structure of Mr. Colony’s cash incentive bonus so that it was determined solely by the financial performance metrics applicable to the other named executive officers and was not subject to individual performance modifiers.

Say on Pay Stockholder Vote.    As we have done each year since 2011, in 2015 we submitted our executive compensation program to an advisory vote of our stockholders and, consistent with the results of our previous say on pay votes, it received the support of 99% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program, including the say on pay vote. The Committee considered such feedback when setting our executive cash compensation program and granting equity awards to executives in 2015, and will continue to consider stockholder feedback in its subsequent executive compensation decision making.

Compensation Objectives and Strategy

The primary purpose of our executive compensation program is to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. Our principal objectives and strategy concerning our executive compensation program are as follows:

•	encourage achievement of key Company values — including client service, quality, collaboration, courage and integrity — that we believe are critical to our continued growth;
•	base cash compensation on individual achievement and responsibility, teamwork, and our short-term financial performance;
•	align employees’ incentives with our objective of enhancing stockholder value over the longer term through long-term incentives, principally in the form of stock options and RSUs; and
•	emphasize individual excellence and encourage employees at all levels, as well as executive officers, to take initiative and lead individual projects that enhance our performance.

These objectives and strategy are reviewed each year by the Committee, which oversees our executive compensation program. In furtherance of these objectives, the Committee takes the following actions each year:

•	reviews the performance of George Colony, our Chairman and Chief Executive Officer, including his demonstration of leadership and his overall contribution to the financial performance of the Company;
•	reviews the assessment by Mr. Colony of the performance of the other executive officers against their individual and team goals;
•	reviews the company-wide financial goals that are used in the calculation of the cash incentive compensation for our executives;
•	reviews all components of compensation for each executive officer: base salary, short-term cash incentive compensation, and long-term equity incentive compensation;
•	assesses relevant market data; and
•	holds executive sessions (without our management present) as appropriate to accomplish the above actions.

Mr. Colony also plays a substantial role in the compensation process for the other executive officers, primarily by recommending annual goals for the executives reporting directly to him, evaluating their performance against those goals, and providing recommendations on their compensation to the Committee.

The Committee did not engage an independent compensation consultant in 2015 for its general executive compensation analysis because the members were comfortable relying on their independent review of the market data, surveys and other supporting information provided by management, taking into account that the Company does not offer special perquisites, deferred compensation plans, or other special executive compensation arrangements. The Committee believes it is adequately experienced to address relevant issues and discharge its responsibilities consistent with the Company’s compensation objectives and philosophy.

The Committee has not historically used formal benchmarking data to establish compensation levels, but has relied instead on relevant market data and surveys to design compensation packages that it believes are competitive with other similarly situated companies or those with whom we compete for talent. While compensation surveys provide useful data for comparative purposes, the Committee believes that successful compensation programs also require the application of sound judgment and subjective determinations of individual and Company performance.

The Committee believes it is helpful to utilize data compiled from a wide array of companies and believes it important to consider comparative data from companies of comparable size and revenue, operating within a comparable industry, and located or operating within our principal geographic markets. In setting executive compensation for 2015, the Committee primarily considered data from the Radford Global High Technology Survey and Salary.com’s IPAS Global High Technology Survey, which included companies with annual revenues from $200 million to $500 million, as well as comparable companies in the geographies applicable to our executives. For each of the Company’s executive officers, the data the Committee reviewed included comparative market percentiles for base salary and total annual cash compensation opportunity (or “on-target earnings”). The Committee determined that the base salaries and on-target earnings of the named executive officers, other than Mr. Colony, were generally at or substantially near the 50th percentile of the comparative market data and, accordingly, made its decisions regarding 2015 executive compensation with the goal of maintaining that status.

Since Mr. Colony owns such a substantial percentage of our common stock, the Committee generally does not deem the available market data on chief executive officer compensation as comparable and does not place substantial weight on such data when setting his executive compensation.

Elements of Compensation

Compensation for our named executive officers consists of the following principal components:

•	base salary;
•	short-term cash incentive compensation;
•	long-term equity incentive compensation, in the form of stock options and RSUs;
•	severance and change-of-control benefits; and
•	other benefits available generally to all full-time employees.

We do not have an express policy for weighting different elements of compensation or for allocating between long-term and short-term compensation, but we do attempt to maintain compensation packages that will advance our overall compensation objectives. In reviewing and setting the compensation of each executive officer, we consider the individual’s position with the Company and his or her ability to contribute to achievement of strategic and financial objectives.

In 2015, as illustrated below, base salaries for our named executive officers other than Mr. Colony represented an average of approximately 37.8% of total target compensation for these individuals, while the base salary for Mr. Colony represented 50% of his total target compensation. Because of Mr. Colony’s significant ownership of our common stock, the Committee generally does not grant stock options or RSUs to him, resulting in a higher ratio of base salary to total target compensation than that of the other named executive officers.

Base Salary.    The Committee approves the base salaries of our named executive officers annually by evaluating the responsibilities of their position, the experience and performance of the individual, and as necessary or appropriate, survey and market data. The base salary of a named executive officer is also considered together with the other components of his or her compensation to ensure that both the executive’s total cash compensation opportunity (or “on-target earnings”) and the allocation between base salary and variable compensation for the executive are in line with our overall compensation philosophy and business strategy. Additionally, the Committee may adjust base salary more frequently than annually to address retention issues or to reflect promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Our goal is to pay base salaries to our named executive officers that are competitive with the base salaries of companies that are similarly situated or with which we compete to attract and retain executives, while taking into account total on-target earnings, and remaining consistent with our overall compensation objectives with respect to variable compensation. In March 2015, taking into account the market data discussed above, the respective tenures, experience and performance of the named executive officers and our financial performance in 2014, the Committee decided to increase the base salaries of the named executive officers by an average of 4.4% over 2014.

Effective upon Mr. Condon’s promotion to Chief Research and Product Officer as of August 24, 2015, the Committee approved an additional 14.3% increase in Mr. Condon’s base salary.

Short-Term Cash Incentive Compensation.    A significant portion of each of our named executive officers’ total annual cash compensation is dependent on our achievement of annual financial objectives set forth under our Executive Cash Incentive Plan. Payouts under the plan are made annually in arrears.

An individual named executive officer’s annual bonus payout under the Executive Cash Incentive Plan is based on the following factors, which are discussed in more detail below:

•	the named executive officer’s target award;
•	the Company’s financial performance; and
•	if applicable, the named executive officer’s individual and/or team performance.

Effective January 1, 2015, as part of its executive compensation reviews, the Committee increased the target cash incentive bonus amounts for each of the named executive officers other than Mr. Morhardt by an average of approximately 7.6%, taking into account the Company’s financial performance in 2014, the market data discussed above, and the respective tenures, experience and performance of our named executive officers. After giving effect to these increases, the average annual target cash incentive bonus amount for our named executive officers, other than Mr. Morhardt, was approximately 58.5% of that person’s base salary. Mr. Morhardt’s 2015 target cash incentive bonus amount under our Executive Cash Incentive Plan was $100,000, or 31.8% of his base salary, because as Chief Sales Officer, a significant portion of his target cash incentive amount was tied to sales commissions. Mr. Morhardt’s 2015 commission-based target cash incentive amount was set at $200,000, or 63.5% of his base salary.

Effective upon Mr. Condon’s promotion to Chief Research and Product Officer as of August 24, 2015, the Committee approved an additional 37.9% increase in Mr. Condon’s annualized target cash incentive bonus amount.

For purposes of the Executive Cash Incentive Plan, the financial performance of our Company for 2015 was measured based on booked sales accounts (referred to as “bookings”) and adjusted operating profit, the same measures used by the Committee in connection with the Executive Cash Incentive Plan in 2014. The Committee selected bookings as one of the metrics because we believe that bookings provide an important measure of our current business activity and estimated future revenues. The Committee selected adjusted operating profit (“operating profit”), meaning the Company’s pro forma operating profit assuming cash incentive compensation payouts under the Executive Cash Incentive Plan and the Forrester Employee Bonus Plan at target levels, as the other key metric because we believe operating profit provides a comprehensive measure of our financial performance that takes into account the importance of both revenue growth and expense management. In addition, by linking payouts under the plan to the Company’s profitability, we provide our employees with the opportunity to share in our profits while assuring that payouts are only made if we achieve a satisfactory, pre-approved level of profitability, taking into account the nature of our business, planned investments to support growth of the business, and the economic environment. Our pro forma operating profit excludes amortization of acquisition-related intangible assets, reorganization costs, costs associated with acquisition activities, stock-based compensation and net gains or losses from investments. The Committee may also adjust the operating profit metric, as it deems appropriate, to include or exclude particular non-recurring items to avoid unanticipated results and to promote, and provide appropriate incentives for, actions and decisions that are in the best interests of the Company and its stockholders. With respect to payments under the Executive Cash Incentive Plan in 2015, the Committee exercised its discretion to adjust our actual operating profit by approximately $2.4 million to exclude the effects of higher than anticipated foreign exchange movements, while leaving the minimum, target and maximum operating profit levels under the Executive Cash Incentive Plan unchanged.  An identical adjustment was also made to the Forrester Employee Bonus Plan applicable to non-executive employees.

The Executive Cash Incentive Plan was structured as follows in 2015:

•

A matrix for 2015 containing bookings on the x axis and operating profit on the y axis was approved by the Committee under the plan based on the Company’s 2015 operating plan approved by the Board of Directors. Minimum bookings and operating profit levels were set taking into account the Company’s recent levels of bookings and operating profit and planned investments to support growth of the business. Failure of our Company to meet either of these minimum levels would result in each executive officer being ineligible to receive any bonus payout. The minimum, target and maximum levels of bookings and operating profit under the Executive Cash Incentive Plan approved by the Committee were as follows (all dollars in thousands):

		Operating
	Bookings	Profit
Minimum	$299,304	$27,782
Target	$332,560	$34,727
Maximum	$365,816	$41,673
•	If the Company’s target bookings and operating profit were both exactly achieved, the Executive Cash Incentive Plan allowed for the payment of 100% of a named executive officer’s target award.
•	If both bookings and operating profit were above the minimum thresholds but neither exceeded the target, the bonus payout would be between 25% and 100% of the target award.
•	If one or both of the applicable target bookings and operating profit were exceeded, the plan allowed for the payment of up to 175% of a named executive officer’s target award.

In 2014, the Committee implemented individual performance modifiers for Mr. Colony that could reduce his bonus, as determined under the Executive Cash Incentive Plan based on the Company’s performance, to as little as zero. In 2015, in part to better align the goals of Mr. Colony with the other named executive officers, the Committee determined not to implement individual performance modifiers for Mr. Colony.

The Company’s actual bookings and operating profit for 2015 were $324.8 million and $35.2 million (after giving effect to the $2.4 million foreign exchange upward adjustment previously discussed), respectively, resulting in 90% of each named executive officer’s target award being payable, as is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”  This illustrates the pay for performance structure of the compensation awarded to our named executive officers, as our 2015 operating profit exceeded our target level and our 2015 bookings were approximately 96% of our target level.  In addition, the total cash incentive plan compensation paid to Mr. Morhardt for 2015 included commissions of $147,879.64, or 74.0% of his targeted commissions for 2015.

Long-term Equity Incentive Compensation.    Our equity awards generally consist of stock options and RSUs granted under our equity incentive plan. All stock-based compensation awards granted to our executive officers are granted by the Committee. We believe that stock-based awards help to motivate and retain executives and also align management’s incentives with long-term stock price appreciation. In general, we believe that the combination of RSUs and stock options serves to encourage retention while further aligning the interests of executives and stockholders, as the stock options have value only if our stock price increases from that at grant date, and both the RSUs and stock options have value only if the recipient continues to provide service to the Company through the vesting date. In addition, in structuring the awards, the Committee considered that if and when an RSU award vests, it provides immediate compensatory value to the executive. Neither the Company nor our board of directors, including the Committee, has any plan, program or practice of timing equity incentive awards in coordination with the release or withholding of material non-public information.

In determining the size and nature of stock-based awards for 2015, the Committee considered the aggregate number of stock-based awards outstanding relative to the Company’s total shares outstanding, the average aggregate size of stock-based awards made to executive officers of companies that are similarly situated or with which we compete to attract and retain executives, and the individuals that they believed were most likely to contribute to or influence a return to the Company’s historical growth levels and continued improvement in the Company’s operating margin. On June 19, 2015, the Committee reviewed and approved the grant of time-based RSUs and stock options to each of Ms. Mann and Messrs. Condon, Doyle, Morhardt and van Lingen, effective August 3, 2015, as part of a grant of equity-based compensation to key employees across the Company. With respect to both the stock options and the RSUs, the Committee determined that the awards would vest 25% annually over four years. The stock options were granted at an exercise price of $33.16, which was equal to the closing market price of our common stock on the grant date of August 3, 2015.

On August 26, 2015, in connection with his promotion to Chief Research and Product Officer, the Committee reviewed and approved the award of an additional 5,000 RSUs to Mr. Condon, effective September 1, 2015, that would vest 25% annually over four years.

Given Mr. Colony’s significant ownership of our common stock, the Committee did not grant stock options or RSUs to Mr. Colony in 2015.

Severance and Change in Control Agreements.    Effective May 15, 2014, we adopted the Forrester Research, Inc. Executive Severance Plan (the “Severance Plan”), applicable to all of our executive officers, including the named executive officers. Similar to plans maintained by many other companies, our Severance Plan provides for payments and benefits to our executive officers upon a qualifying termination of employment, including in connection with a change in control. Further detail on the Severance Plan is contained below under the heading “Severance and Change-of-Control Benefits.” We believe that the Severance Plan functions as a retention tool for our executive officers to remain with the Company and enable the executive officers to focus on the continuing business operations and, as applicable, the success of a potential business combination that the Board of Directors has determined to be in the best interests of the shareholders. We believe this results in stability and continuity of operations.

Other Benefits

As employees of our Company, our executive officers are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and dental insurance and life and disability insurance. In addition, our executive officers are eligible to receive the same employer match under our 401(k) plan (or applicable foreign plan) as is applicable for all participating employees and to participate in our employee stock purchase plan, pursuant to which participants may elect to purchase shares of our stock on a semi-annual basis at a 15% discount based on the lower of the price of our stock at the beginning and end of each period. We do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

Until June 30, 2015, we had a cash bonus plan adopted in 2000 to pay bonuses measured by a portion of the share of our net profits from two technology-related private equity investment funds. Certain of our key employees, including certain of our executive officers who were employees of the Company at the time of the adoption of this plan, participated in this plan. The principal purpose of this cash bonus plan was to retain key employees by allowing them to participate in a portion of the potential return from our technology-related investments if they remained employed by the Company. The plan was established at a time when technology and internet companies were growing significantly, and providing incentives to retain key employees during that time was important. To date, although we have invested $19.6 million of a $20.0 million commitment in these funds, we have not paid any bonuses under this plan. On June 30, 2015, this cash bonus plan expired and is no longer in effect.

Stock Retention Guidelines

In April 2010, we introduced stock retention guidelines as part of our Corporate Governance Guidelines to further align the interests of our directors and executive officers with those of our stockholders. Members of our executive team and Board of Directors are subject to these stock retention guidelines for so long as they remain an executive officer, or serve as a director, of the Company. The guidelines require executive officers and directors of the Company to retain at least 50% of the net shares of Forrester common stock delivered to them upon the exercise or vesting of stock awards granted on and after January 1, 2010. Net shares are the number of shares remaining after shares are sold or netted to pay the exercise price of equity awards and applicable withholding taxes. For directors, the applicable withholding tax is presumed to be the minimum withholding tax applicable to an employee. These guidelines may be waived, at the discretion of the Committee, if compliance with the guidelines would create severe hardship or prevent an executive officer or director from complying with a court order. Our directors and executive officers have complied in full with these guidelines since their initial adoption.

Impact of Tax and Accounting on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1 million per year unless the compensation is performance-based. Because the compensation amounts paid to our executive officers have largely been below this threshold, in many cases we have not structured compensation arrangements with our executive officers to preserve the deductibility of that compensation in light of Section 162(m).

When determining amounts of equity awards to executives and employees under our equity incentive program, the Committee considers the compensation charges associated with the awards. We recognize compensation expense for stock-based awards based upon the fair value of the award. Grants of stock options result in compensation expense equal to the fair value of the options, which is calculated using a Black-Scholes option pricing model. Restricted stock unit awards result in compensation expense equal to the fair value of the award on the award date, which is calculated using the closing stock price of the underlying shares on the date of the award, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units. Stock-based compensation is recognized as an expense over the vesting period of the award.

Compensation Committee Report

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

Robert M. Galford, Chair

Michael H. Welles

Gretchen G. Teichgraeber

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned by our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers as of December 31, 2015, and one of our other highly compensated officers who ceased serving as an executive officer in August 2015. We refer to these officers as the “named executive officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)	($)(3)	($)
George F. Colony	2015	375,000	—	—	—	337,500	12,702	725,202
Chairman of the Board and	2014	367,500	147,000	—	—	—	12,552	527,052
Chief Executive Officer	2013	367,500	—	—	—	238,140	12,402	618,042

Cliff Condon(4)	2015	331,023	—	380,525	134,980	147,000	9,536	1,003,064
Chief Research and Product Officer	2014	286,340	49,440	214,888	134,263	—	9,243	694,174
	2013	237,665	10,000	101,628	179,320	96,002	8,823	633,438

Michael A. Doyle	2015	370,000	—	236,025	134,980	180,000	11,046	932,051
Chief Financial Officer and	2014	361,125	75,970	276,300	172,623	—	10,896	896,914
Treasurer	2013	361,125	—	203,257	162,455	173,875	10,875	911,587

Gail S. Mann	2015	305,000	—	157,350	89,987	135,000	12,361	699,698
Chief Legal Officer and
Secretary

Michael Morhardt	2015	315,000	—	236,025	134,980	237,880	9,534	933,418
Chief Sales Officer	2014	300,000	40,000	245,612	153,443	200,364	9,318	948,737
	2013	300,000	—	185,604	—	245,599	9,168	740,371

Dennis van Lingen(5)	2015	314,136	—	157,350	89,987	79,976	428,500	1,069,949
Former Chief Product Officer	2014	348,928	59,816	214,888	134,263	—	27,723	785,618
	2013	314,952	—	116,157	190,922	134,979	26,105	783,115

(1)

Amounts for 2014 represent a discretionary bonus approved by the Committee for each of the named executive officers. Amount for 2013 represents a one-time bonus for Mr. Condon in connection with his promotion to the position of Chief Research Officer.

(2)

These amounts represent the aggregate grant date fair value of restricted stock unit and option awards. Assumptions used in the calculation of grant date fair value of stock options are included in footnote 1 to the Company’s consolidated financial statements included in our 2015 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units. The amounts set forth may be more or less than the value ultimately realized by the named executive officer based upon, among other things, the value of the Company’s common stock at the time of exercise of the options or vesting of the restricted stock units and whether such options or restricted stock units actually vest.

(3)

2015 amounts include the following amounts of Company matching contributions under our 401(k) plan or, for Mr. van Lingen, our Netherlands-based defined contribution pension plan: Mr. Colony, $7,950; Mr. Condon, $7,950; Mr. Doyle, $7,950; Ms. Mann, $7,950; Mr. Morhardt, $7,950; and Mr. van Lingen, $ 5,271. Other amounts consist of group term life insurance premiums and miscellaneous other items.  Amount shown for Mr. van Lingen also includes various items related to Mr. van Lingen’s departure from the Company, payable pursuant to a settlement agreement dated September 29, 2015, including a severance payment of $362,114, accrued salary and benefits for January 2016 of $28,723, outplacement services of $16,714 and an unused vacation payout of $9,783.

(4)	Effective August 24, 2015, Mr. Condon, formerly our Chief Research Officer, became our Chief Research and Product Officer.
(5)

Mr. van Lingen ceased serving as our Chief Product Officer effective August 24, 2015.  Because of his total compensation received during 2015, Mr. Van Lingen is listed as a named executive officer of the Company in the above table, but he was no longer an executive officer of the Company at December 31, 2015.  All elements of Mr. van Lingen’s 2015 compensation, other than stock compensation-related expenses, reflect a translation from euros into U.S. dollars based on an exchange rate of 0.9003 euros per dollar, which was the average exchange rate during 2015. Mr. van Lingen’s compensation for 2014 and 2013 similarly reflect the average exchange rates for each of those years.

GRANTS OF PLAN-BASED AWARDS FOR 2015

The following table sets forth information with respect to plan-based awards granted to named executive officers in 2015.

									Grant
									Date
							All Other		Fair
						All Other	Option	Exercise	Value of
			Estimated Possible Payouts Under			Stock	Awards:	or Base	Stock
			Non-Equity Incentive Plan			Awards:	Number of	Price of	and
		Committee	Awards(1)			Number of	Securities	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Shares of	Underlying	Awards	Awards
Name	Date	Date	($)	($)	($)	Stock (#)	Options (#)	($/Sh)	($)(2)
George F. Colony	—	—	93,750	375,000	656,250	—	—	—	—

Cliff Condon	—	—	41,147	164,589	288,031	—	—	—	—
	08/03/15	06/19/15	—	—	—	—	22,500	33.16	134,980
	08/03/15	06/19/15	—	—	—	7,500	—	—	236,025
	09/01/15	08/26/15	—	—	—	5,000	—	—	144,500

Michael A. Doyle	—	—	50,000	200,000	350,000	—	—	—	—
	08/03/15	06/19/15	—	—	—	—	22,500	33.16	134,980
	08/03/15	06/19/15	—	—	—	7,500	—	—	236,025

Gail S. Mann	—	—	37,500	150,000	262,500	—	—	—	—
	08/03/15	06/19/15	—	—	—	—	15,000	33.16	89,987
	08/03/15	06/19/15	—	—	—	5,000	—	—	157,350

Michael Morhardt	—	—	25,000	300,000	N/A	—	—	—	—
	08/03/15	06/19/15	—	—	—	—	22,500	33.16	134,980
	08/03/15	06/19/15	—	—	—	7,500	—	—	236,025

Dennis van Lingen(3)	—	—	35,670	142,680	249,690	—	—	—	—
	08/03/15	06/19/15	—	—	—	—	15,000	33.16	89,987
	08/03/15	06/19/15	—	—	—	5,000	—	—	157,350

(1)

Except with respect to Mr. Morhardt, consists of awards under our Executive Cash Incentive Plan, a non-equity incentive plan, with payouts thereunder made annually in arrears. Our Executive Cash Incentive Plan is described in detail, including calculation of threshold, target and maximum awards under the plan, in the Compensation Discussion and Analysis above. Actual amounts awarded are set forth in the Summary Compensation Table above. Mr. Morhardt’s “Target” amount includes the target amount he was eligible to receive under our Executive Cash Incentive Plan of $100,000 and target sales commissions of $200,000. There is no cap on Mr. Morhardt’s “Maximum” amount because there is no cap on possible commission payments.

(2)

Assumptions used in the calculation of option awards are included in footnote 1 to the Company’s consolidated financial statements included in our 2015 Annual Report on Form 10-K. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units.

(3)

Threshold, target and maximum awards under our Executive Cash Incentive Plan for Mr. van Lingen reflect a translation from euros into U.S. dollars based on an exchange rate of 0.8410 euros per dollar, which was the exchange rate that the Company used for all financial planning purposes for 2015. The applicable amounts expressed in euros would be: threshold, €30,000; target, €120,000; and maximum, €210,000. Applying the average exchange rate during 2015 of 0.9003 euros per dollar, which was used to calculate the actual amounts paid in the Summary Compensation Table, the same amounts expressed in U.S. dollars would be: threshold, $33,322, target, $133,289; and maximum, $233,256.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table sets forth information for the named executive officers regarding outstanding option awards and stock awards held as of December 31, 2015.

	Option Awards				Stock Awards
						Equity Incentive
						Plan
					Equity Incentive	Awards: Market or
	Number of	Number of			Plan	Payout Value of
	Securities	Securities			Awards: Number of	Unearned Shares,
	Underlying	Underlying			Unearned Shares,	Units
	Unexercised	Unexercised	Option		Units or Other	or Other
	Options	Options	Exercise	Option	Rights That	Rights That
	(#)	(#)	Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(1)
George F. Colony	—	—	—	—	—	—

Cliff Condon	—	—	—	—	625(2)	17,800
	—	—	—	—	1,458(3)	41,524
	—	—	—	—	4,374(4)	124,572
	—	—	—	—	7,500(5)	213,600
	—	—	—	—	5,000(6)	142,400
	3,000	—	29.86	3/31/2020	—	—
	3,000	—	33.03	6/30/2021	—	—
	5,625	1,875(7)	33.81	5/13/2022	—	—
	4,374	4,376(8)	36.18	6/2/2023	—	—
	5,000	5,000(9)	36.84	9/30/2023	—	—
	4,375	13,125(10)	38.43	7/31/2024	—	—
	—	22,500(11)	33.16	8/2/2025	—	—

Michael A. Doyle	—	—	—	—	1,250(2)	35,600
	—	—	—	—	2,916(3)	83,048
	—	—	—	—	5,625(4)	160,200
	—	—	—	—	7,500(5)	213,600
	30,000	—	25.20	9/30/2017	—	—
	10,000	—	25.25	6/30/2019	—	—
	14,000	—	29.86	3/31/2020	—	—
	14,000	—	33.03	6/30/2021	—	—
	11,250	3,750(7)	33.81	5/13/2022	—	—
	8,750	8,750(12)	36.18	6/2/2023	—	—
	5,625	16,875(13)	38.43	7/31/2024	—	—
	—	22,500(11)	33.16	8/2/2025	—	—

Gail S. Mann	—	—	—	—	541(2)	15,408
	—	—	—	—	1,458(3)	41,524
	—	—	—	—	3,750(4)	106,800
	—	—	—	—	5,000(5)	142,400
	7,500	—	28.62	4/1/2017	—	—
	9,500	—	27.11	3/31/2018	—	—
	7,500	—	25.25	6/30/2019	—	—
	6,500	—	29.86	3/31/2020	—	—
	6,500	—	33.03	6/30/2021	—	—
	4,875	1,625(7)	33.81	5/13/2022	—	—
	4,374	4,376(8)	36.18	6/2/2023	—	—
	3,750	11,250(14)	38.43	7/31/2024	—	—
	—	15,000(15)	33.16	8/2/2025	—	—

Michael Morhardt	—	—	—	—	5,000(4)	142,400
	—	—	—	—	7,500(5)	213,600
	30,000	10,000(16)	27.89	12/2/2022	—	—
	5,000	15,000(17)	38.43	7/31/2024	—	—
	—	22,500(11)	33.16	8/2/2025	—	—

Dennis van Lingen	—	—	—	—	750(2)	21,360
	—	—	—	—	1,666(3)	47,448
	—	—	—	—	4,374(4)	124,572
	—	—	—	—	5,000(5)	142,400

7,688	—	29.86	3/31/2020	—	—
9,500	—	33.03	6/30/2021	—	—
6,750	2,250(7)	33.81	5/13/2022	—	—
5,000	5,000(18)	36.18	6/2/2023	—	—
5,000	5,000(9)	36.84	9/30/2023	—	—
4,375	13,125(10)	38.43	7/31/2024	—	—
—	15,000(17)	33.16	8/2/2025	—	—

(1)	The market value was calculated based on $28.48, the closing price per share of our common stock on December 31, 2015.
(2)	Consists of time-based restricted stock units that vest on May 14, 2016.
(3)	Consists of time-based restricted stock units that vest as to 50% of the shares subject to the award on each of June 3, 2016 and June 3, 2017.
(4)	Consists of time-based restricted stock units that vest as to one third of the shares subject to the award on each of August 1, 2016, August 1, 2017 and August 1, 2018.
(5)	Consists of time-based restricted stock units that vest as to 25% of the shares subject to the award on each of August 3, 2016, August 3, 2017, August 3, 2018 and August 3, 2019.
(6)	Consists of time-based restricted stock units that vest as to 25% of the shares subject to the award on each of September 1, 2016, September 1, 2017, September 1, 2018 and September 1, 2019.
(7)	Stock options become exercisable on May 14, 2016.
(8)	Stock options become exercisable as to 2,188 shares on June 3, 2016 and 2,188 shares on June 3, 2017.
(9)	Stock options become exercisable as to 2,500 shares on October 1, 2016 and 2,500 shares on October 1, 2017.
(10)	Stock options become exercisable as to 4,375 shares on August 1, 2016, 4,375 shares on August 1, 2017 and 4,375 shares on August 1, 2018.
(11)	Stock options become exercisable as to 5,625 shares on August 3, 2016, 5,625 shares on August 3, 2017, 5,625 shares on August 3, 2018 and 5,625 shares on August 3, 2019.
(12)	Stock options become exercisable as to 4,375 shares on June 3, 2016 and 4,375 shares on June 3, 2017.
(13)	Stock options become exercisable as to 5,625 shares on August 1, 2016, 5,625 shares on August 1, 2017 and 5,625 shares on August 1, 2018.
(14)	Stock options become exercisable as to 3,750 shares on August 1, 2016, 3,750 shares on August 1, 2017 and 3,750 shares on August 1, 2018.
(15)	Stock options become exercisable as to 3,750 shares on August 3, 2016, 3,750 shares on August 3, 2017, 3,750 shares on August 3, 2018 and 3,750 shares on August 3, 2019.
(16)	Stock options become exercisable on December 3, 2016.
(17)	Stock options become exercisable as to 5,000 shares on August 1, 2016, 5,000 shares on August 1, 2017 and 5,000 shares on August 1, 2018.
(18)	Stock options become exercisable as to 2,500 shares on June 3, 2016 and 2,500 shares on June 3, 2017.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2015

The following table sets forth information for the named executive officers regarding the value realized during 2015 by such executives pursuant to option exercises and the vesting of RSUs.

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of
	Acquired	Realized	Shares	Value
	on Exercise	on Exercise	Acquired on	Realized
Name	(#)	($)	Vesting (#)	on Vesting ($)
George F. Colony	—	—	—	—
Cliff Condon	—	—	2,813	95,768
Michael A. Doyle	—	—	4,584	156,986
Gail S. Mann	—	—	2,521	85,995
Michael Morhardt	—	—	1,667	55,278
Dennis van Lingen	14,812	78,516	3,043	103,792

Pension Benefits

We have no defined benefit pension plans or long-term incentive plans applicable to the named executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or deferred compensation plans.

Severance and Change-of-Control Benefits

Effective May 15, 2014, our Board of Directors adopted and approved the Forrester Research, Inc. Executive Severance Plan (the “Severance Plan”), which is applicable to all of the Company’s executive officers, including the named executive officers. The Severance Plan provides for the payment of severance and other benefits to each executive officer in the event of a termination of employment with the Company without cause and also, in the case of a change in control, by an executive officer for good reason, each as defined in the Severance Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the executive’s execution of a general release of claims against the Company, in addition to any accrued obligations such as unpaid base salary, vacation and earned bonuses, the Severance Plan provides for the following severance payments and benefits:

•	In the event of a Qualifying Termination other than following a change in control:
•	continued payment of the executive officer’s base salary in installments for one year, and in the case of Mr. Colony (or any successor CEO), for 18 months, after the Qualifying Termination;
•

payment in a lump sum of an amount equal to the lesser of the executive officer’s (x) annual target bonus and, if applicable, sales commissions, as in effect on the date of the Qualifying Termination, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the executive officer under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination (or for such shorter period that the executive officer was employed by the Company); and in the case of the chief executive officer, payment in a lump sum of an amount equal to one and one-half times the lesser of the chief executive officer’s (x) annual target bonus and, if applicable, sales commissions, as in effect on the date of the Qualifying Termination, or (y) the average of the actual bonus and, if applicable, sales commissions earned by the chief executive officer under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination;

•

payment in cash during the 12-month period following a Qualifying Termination for executive officers other than the chief executive officer, and during the 18-month period following a Qualifying Termination for the chief executive officer, of an amount equal to the Company’s portion of the cost for medical and dental coverage under applicable Company plans; and

•	6 months of outplacement assistance, subject to extension for an additional 6 months upon request of the executive officer and at the discretion of the Company.
•	In the event of a Qualifying Termination during the 18-month period following a change in control (as defined in the Severance Plan):
•	payment in a lump sum of the executive officer’s annual base salary, and in the case of the chief executive officer, two times annual base salary;
•

payment in a lump sum of an amount equal to the excess, if any, of (x) the executive officer’s annual target bonus amount and/or annual target sales commission amount pro-rated as of the Qualifying Termination, over (y) the amount paid or payable for the actual bonus and/or sales commissions earned through the Qualifying Termination;

•

payment of the higher of the executive officer’s (x) target annual incentive opportunity, including target bonus opportunity and, if applicable, target sales commissions, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the executive under the applicable plans for the two fiscal years preceding the year of the Qualifying Termination (or such shorter period that the executive officer was employed by the Company); and in the case of the chief executive officer, the higher of two times his or her (x) target annual incentive opportunity, including target bonus opportunity and, if applicable, target sales commissions, or (y) the average of the actual bonus and, if applicable, sales commissions, earned by the chief executive officer under applicable plans for the two fiscal years preceding the year of the Qualifying Termination;

•

payment in cash in a lump sum of an amount equal to 12 months for executive officers other than the chief executive officer, and 24 months for the chief executive officer, of the Company’s portion of the cost for medical and dental coverage under applicable Company plans;

•	12 months of outplacement assistance; and

•

without limiting an executive officer’s rights under any equity plans or agreements, accelerated vesting of, or cancellation and payment of merger consideration for (net of exercise price, if any), all unvested equity and equity-based awards, with performance-based awards, if any, vesting at target level of performance.

The Severance Plan shall also reimburse each executive officer whose termination of employment results from a change of control all reasonable legal fees and expenses incurred to obtain or enforce rights or benefits under the Severance Plan if the executive officer prevails in substantial part on the material issues of the proceeding.

The Severance Plan does not provide for a gross-up payment to any of the executive officers to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (“Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, the Severance Plan provides that in the event that the severance payments and benefits described above, and any other parachute payments, would, if paid, be subject to the Excise Tax, then the severance payments and benefits under the Severance Plan will be reduced to the extent necessary so that no portion of the payments or benefits under the Severance Plan are subject to the Excise Tax, provided that there shall be no such reduction if the net amount of the payments received by the executive officer after giving effect to all applicable taxes is greater than the net amount of the payments received by the executive officer after giving effect to the reduction.

We entered into an employment offer letter on July 24, 2007 with Mr. Doyle that provides for severance benefits following a termination of his employment by the Company without Cause (as defined in the offer letter). In the event of such a termination, we must continue to pay Mr. Doyle his base salary for the 6 months following his termination, subject to his signing a separation agreement in a form acceptable to us that includes a general release of all claims. On October 5, 2012 we entered into an employment offer letter with Mr. Morhardt that provides for severance benefits following a termination of his employment by the Company without Cause (as defined in the offer letter). In the event of such a termination, we must continue to pay Mr. Morhardt his base salary for the 6 months following his termination, subject to his signing a separation agreement in a form acceptable to us that includes a general release of all claims. In connection with Mr. van Lingen ceasing to be our Chief Product Officer, we entered into a settlement agreement with Mr. van Lingen, effective as of September 29, 2015 and on terms substantially consistent with our prior employment agreement with Mr. van Lingen, that provides for a lump sum end of service payment of €326,000 to be paid as soon as practicable after the end of the applicable notice period under local law, as well as payment of up to €15,000 for outplacement services.  The Severance Plan provides that there will be no duplication of benefits between the Severance Plan and any of Mr. Doyle’s or Mr. Morhardt’s employment offer letters or Mr. van Lingen’s settlement agreement. We have not entered into agreements providing for severance benefits with any of the other named executive officers. Each of our named executive officers other than Mr. Colony has entered into stock option and restricted stock unit grant agreements that provide for full acceleration of vesting upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options or restricted stock units in connection with the change of control.

The following table provides the details of payments that would have been paid to, or value that would have been received by, the named executive officers in connection with either a change of control, a termination of employment without cause or for good reason in connection with a change of control, or a termination of employment without cause in the absence of a change of control, in each case effective as of December 31, 2015.

			Annual	Payment in		Value of
		Salary	Incentive	Lieu of	Outplacement	Accelerated
		Continuation	Compensation	Medical and	Assistance	Unvested	Total
Name	Event (1)	($)	($)	Dental ($)	($)(2)	Equity ($)(3)	($)
George F. Colony	Change in Control	—	—	—	—	—	—

	Termination Upon
	Change in Control	750,000	787,500	34,159	20,000	—	1,591,659

	Not for Cause
	Termination	562,500	178,605	25,619	10,000	—	776,724

Cliff Condon	Change in Control	—	—	—	—	539,896	539,896

	Termination Upon
	Change in Control	360,000	216,459	10,570	20,000	539,896	1,146,925

	Not for Cause
	Termination	360,000	48,001	10,570	10,000	—	428,571

Michael A. Doyle	Change in Control	—	—	—	—	492,448	492,448

	Termination Upon
	Change in Control	370,000	220,000	10,570	20,000	492,448	1,113,018

	Not for Cause
	Termination	370,000	86,938	10,570	10,000	—	477,508

Gail S. Mann	Change in Control	—	—	—	—	306,132	306,132

	Termination Upon
	Change in Control	305,000	165,000	10,570	20,000	306,132	806,702

	Not for Cause
	Termination	305,000	63,750	10,570	10,000	—	389,320

Michael Morhardt	Change in Control	—	—	—	—	361,900	361,900

	Termination Upon
	Change in Control	315,000	362,121	17,079	20,000	361,900	1,076,100

	Not for Cause
	Termination	315,000	222,982	17,079	10,000	—	565,061

Dennis van Lingen(4)	Change in Control	—	—	—	—	335,780	335,780

	Termination Upon
	Change in Control	—	—	—	—	335,780	335,780

	Not for Cause
	Termination	—	—	—	—	—	-

(1)

None of the named executive officers has an agreement to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or gross-up in the event such named executive officer dies, becomes disabled, voluntarily terminates his or her employment with Forrester without “Good Reason” or if that named executive officer is terminated by Forrester for cause.

(2)	Estimated cost of 12 months of outplacement service in the event of a change in control and 6 months of outplacement service in the event of termination without a change in control.
(3)

Calculated using $28.48, the closing price per share of our common stock on December 31, 2015. In the case of unvested options, calculated using the difference between $28.48 and the exercise price of the applicable option, multiplied by the number of unvested shares. In the case of unvested restricted stock units (RSUs), calculated using $28.48 multiplied by the number of shares underlying such unvested RSU.
(4)

Mr. van Lingen was no longer serving as an executive officer as of December 31, 2015, and was thus no longer eligible for any payments under the Severance Plan described above.   The settlement agreement effective as of September 29, 2015 between the Company and Mr. van Lingen provides for a lump sum end of service payment to Mr. van Lingen of €326,000 to be paid as soon as practicable after the end of the applicable notice period under local law, as well as payment of up to €15,000 for outplacement services.

Director Compensation

DIRECTOR COMPENSATION TABLE FOR 2015

The following table shows the compensation that we paid during the year ended December 31, 2015 to each of our directors, other than Mr. Colony, who was not paid additional compensation for his service as a director and whose compensation is reflected in “Executive Compensation” above.

	Fees Earned
	or Paid in	Stock
	Cash	Awards	Total
Name	($)	($)(1)(2)(3)	($)
Henk W. Broeders	25,000	118,718	143,718
Robert M. Galford	30,000	118,718	148,718
George R. Hornig	30,000	118,718	148,718
Gretchen G. Teichgraeber	25,000	118,718	143,718
Michael H. Welles	30,000	118,718	148,718

(1)

The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards for 2015. The grant date fair value of restricted stock units is based upon the closing price of the Company’s common stock on the date of grant, as adjusted to reflect the absence of dividend credits prior to vesting of the restricted stock units. The amounts set forth may be more or less than the value ultimately realized by the named director based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the restricted stock units and whether such restricted stock units actually vest.

(2)	On May 12, 2015, each of the directors, other than Mr. Colony, received 3,703 restricted stock units.
(3)	At December 31, 2015, the non-employee directors held options to purchase, and restricted stock units for, the number of shares listed next to their names below:

	Number of Shares
Name	Options	RSUs
Henk W. Broeders	74,000	8,877
Robert M. Galford	39,625	8,877
George R. Hornig	24,000	8,877
Gretchen G. Teichgraeber	49,000	8,877
Michael H. Welles	61,500	8,877

Our non-employee directors receive an annual retainer of $20,000 and members of each Board committee receive an additional annual retainer of $5,000 for each committee on which they serve, with the Chairman of each committee receiving an additional $5,000 per year. Each of these annual fees is payable quarterly in arrears. Members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

The Compensation and Nominating Committee of the Board of Directors has the authority under the Forrester Research, Inc. Amended and Restated 2006 Equity Incentive Plan (“Equity Incentive Plan”) to grant stock options and RSUs to non-employee directors in such amounts and on such terms as it shall determine at the time of grant. After our 2015 annual meeting, our five non-employee directors at that time each received 3,703 restricted stock units, which equals the number of whole shares calculated by dividing $125,000 by $33.75, the closing price of the Company’s common stock on the date of award. These RSUs vest in four equal annual installments. RSUs granted under the Equity Incentive Plan become vested in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such RSUs in connection with the change of control.

Options granted to our non-employee directors prior to our 2012 annual meeting and currently outstanding were made pursuant to our 2006 Stock Option Plan for Directors, as amended.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee composed of three non-employee directors: Messrs. Hornig (Chairman), Broeders, and Welles. Each of the members of the Audit Committee is “independent” as defined under the NASDAQ Stock Market listing standards. The Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission (“SEC”), and the members of the Audit Committee satisfy the NASDAQ financial literacy standards.

The Audit Committee is responsible for providing independent oversight of Forrester’s accounting functions and internal controls. The Audit Committee oversees Forrester’s financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside of the presence of management, with Forrester’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Forrester’s audited financial statements for the fiscal year ended December 31, 2015 with Forrester’s management and with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Forrester’s independent registered public accounting firm. The Audit Committee also reviewed the report of management contained in Forrester’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Forrester’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the PCAOB regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF

DIRECTORS

George R. Hornig, Chairman

Henk W. Broeders

Michael H. Welles

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in any such filing.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended requires our officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial stockholders are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of copies of such forms which we received, we believe that all of our officers, directors, and greater than 10% beneficial owners complied on a timely basis with all filing requirements with respect to transactions during 2015. On February 11, 2016, Wellington Management Group LLP filed an amendment to its previously filed Schedule 13G disclosing that, effective January 1, 2016, its beneficial ownership as of December 31, 2015 had changed from its beneficial ownership as of December 31, 2014, though remained in excess of 10%. Wellington Management Group LLP has not made any filing on Form 4 with respect to this change in beneficial ownership.

Certain Relationships and Related Transactions

Registration Rights and Non-Competition Agreement.    At the time of our initial public offering, we entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony’s employment with us is terminated he will not compete with us for the one year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by us. The agreement also provides that Mr. Colony may require us to register shares under the Securities Act with a fair market value of at least $5 million, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

Related Person Transactions

Pursuant to its amended and restated charter, our Audit Committee has responsibility for the review and approval of all transactions between the Company and any related parties or affiliates of the Company, its officers, and directors.

Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. In evaluating related person transactions, the committee members apply the same standards they apply to their general responsibilities as members of a committee of the board of directors and as individual directors. The committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interest of the Company. To identify related person transactions, each year we require our directors and officers to complete a questionnaire identifying any transactions with the Company in which the officer or director or their family members have an interest. In addition, our Code of Business Conduct and Ethics includes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest will notify our legal department.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2015. Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2016 annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. If stockholders do ratify this appointment, the Audit Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of Forrester and our stockholders.

The Audit Committee has approved all services provided to Forrester by PricewaterhouseCoopers LLP during 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2016 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Auditors’ Fees and Other Matters

The following table presents the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP (“PwC”) and its affiliates for fiscal 2015 and fiscal 2014.

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$1,082,000	$1,154,719
Audit-Related Fees(2)	—	—
Tax Fees(3)	237,604	117,696
All Other Fees(4)	1,800	1,800
Total Fees	$1,321,404	$1,274,215

(1)

Audit fees are fees related to professional services rendered by PwC and its affiliates in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of our interim financial statements included in each of our quarterly reports on Form 10-Q, international statutory audits, and review of other SEC filings.

(2)	Audit-related fees are for assurance and related services by PwC and its affiliates that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax fees are fees billed for professional services related to tax compliance and tax consulting services.
(4)	All other fees include licenses to web-based accounting and finance reference materials.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee approves the engagement of our independent registered public accounting firm to render any audit or non-audit services. At a regularly scheduled Audit Committee meeting, management or a representative of the Company’s independent registered public accounting firm summarizes the services to be provided by the firm and the fees that will be charged for the services. Thereafter, if new services or dollar amounts in excess of those pre-approved at the meeting are proposed, they are either presented for pre-approval at the next meeting of the Audit Committee or approved by the Chairman of the Audit Committee pursuant to delegated authority. At subsequent meetings, the Audit Committee is provided a listing of any newly pre-approved services since the last meeting, and an updated projection for the current year of the estimated annual fees to be paid to the firm for all pre-approved audit and permissible non-audit services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL THREE:

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, cash incentive awards, equity incentive awards, severance and change of control benefits, and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are exceeded, and subject to reduction when performance targets are not achieved.

We believe our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and providing incentives to our executives to create value for our stockholders. We believe this is evidenced by the following:

•	The mix of compensation among base salary and cash incentives.
•	Generally our compensation policies and practices are uniform across each of our business units and geographic regions.
•

Our bonus plan for executive officers provides for multiple payout levels based on targets established and approved by our Compensation and Nominating Committee during the first quarter of the applicable plan year.

•

We require that minimum threshold performance targets be achieved before any bonuses under our executive cash incentive plan are paid, and bonus payouts under our executive cash incentive plan are capped.

•	We use multiple performance measures under our executive cash incentive plan, including bookings and operating profit.
•

We currently grant equity-based awards to executives under our equity incentive plan subject to multi-year vesting criteria, and require that the executive remain employed through the vesting date to realize the value of these awards.

The Board endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

Because the vote is non-binding, neither the Board of Directors nor the Compensation and Nominating Committee of the Board will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Nominating Committee will carefully consider the outcome of the vote when evaluating future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL FOUR:

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE FORRESTER RESEARCH, INC. 2006 EQUITY INCENTIVE PLAN

On March 24, 2016, the Compensation and Nominating Committee of the Board of Directors approved an amendment and restatement of the Forrester Research, Inc. 2006 Equity Incentive Plan, which is subject to stockholder approval (the “Plan”).  The Board has ratified and approved the Plan and recommends the stockholders approve an amendment and restatement of the Plan that will (1) extend the term of the Plan for ten years to May 16, 2026; (2) increase the number of shares issuable under the plan by two million (2,000,000) shares; (3) re-approve the material performance criteria in the Plan for purposes of Section 162(m) of the Internal Revenue Code; (4) establish a maximum annual amount of awards issuable under the Plan to our non-employee directors; and (5) change the name of the Plan to the Forrester Research, Inc. Amended and Restated Equity Incentive Plan.

The closing price of our common stock on March 30, 2016 was $33.83.

Summary of the Plan

The Board believes that the success of Forrester depends, in large part, on the ability of Forrester to attract, retain and motivate key personnel. Accordingly, the Board firmly believes that a broad-based equity compensation plan is a necessary retention tool that is in the best interests of Forrester and its stockholders.

The following summary and Plan description are qualified in their entirety by reference to the full text of the Plan attached to this proxy statement as Exhibit A.

          The amendment and restatement of the Plan will become effective, subject to stockholder approval, on May 17, 2016. If the amendment and restatement is not approved by the stockholders, subsequent to the annual meeting we will not have a stockholder approved equity plan pursuant to which we may continue to grant equity awards.  Assuming approval of the amendment and restatement by the stockholders, no awards may be made under the Plan after May 16, 2026. The maximum number of shares of our common stock that may be delivered in satisfaction of Awards made under the Plan is 2,000,000 newly authorized shares plus the number of shares currently authorized and available for issuance under the Plan.  As of March 14, 2016, there were 2,383,915 awards outstanding under the Plan, consisting of 1,879,582 options and 504,333 restricted stock units, and there remained available for future awards to be made under the Plan a total number of shares equal to 737,407.

        Shares delivered under the Plan may consist of either authorized but unissued shares or treasury shares. For purposes of calculating the maximum number of shares that may be delivered in satisfaction of Awards made under the Plan, such maximum will be determined net of any shares (i) awarded as restricted stock but subsequently forfeited, or (ii) subject to an Award that is exercised or satisfied, or terminates or expires, without the delivery of such shares.  In the event of a stock dividend, stock split or other change in our capital structure, the Administrator will make appropriate adjustments to the limits described above and to the number and kind of shares of stock or securities subject to Awards, any exercise prices relating to Awards, any other provisions of Awards effected by the change, or similar adjustments deemed appropriate to preserve the value of Awards and avoid distortion in the operation of the Plan.

        The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to stock appreciation rights (“SARs”) granted to any person in any calendar year is each 1,000,000. The maximum number of shares that may be paid to any person under other awards in any calendar year is 1,000,000.

       Administration.  The Compensation and Nominating Committee of the Board of Directors (“Administrator”) administers the Plan. The Administrator has authority to determine who will receive Awards and to determine the types of Awards to be granted, as well as the amounts, terms, and conditions of any Awards.  The types of Awards that may be granted under the Plan are described below (collectively, the “Awards”).  The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the Plan, and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. To the extent permitted by law and the terms of the Plan, the Administrator may, in its discretion, delegate its duties, powers, and rights under the Plan to one or more of its members or officers of the Company.  Determinations of the Administrator and its delegatees under the Plan are conclusive and binding on all parties.

       Eligibility.   Key employees, our independent directors, and consultants and advisors to, the Company are eligible to be granted Awards under the Plan, except that incentive stock options may only be granted to employees of the Company and its subsidiaries.  As of March 14, 2016, the group of persons from whom the Administrator may select participants consists of approximately 1,300 individuals.

       Non-Employee Director Limit. The Plan provides that the maximum number of shares that may be delivered in satisfaction of Awards granted during a single fiscal year under the Plan, or under any other equity plan maintained by the Company, to any non-employee director, taken together with any cash fees paid to the non-employee director during the fiscal year, may not exceed $200,000.

       Clawback.  The Plan provides that Awards and shares of stock (and proceeds therefrom) obtained pursuant to or on exercise of Awards are subject to forfeiture, setoff, recoupment or other recovery if the Administrator determines in good faith that such action is required by applicable law or Company policy.

   Types of Awards.

       Stock Options. The Administrator may award options to any participant, subject to the limitations described above.  Stock options give the holder the right to purchase shares of Forrester common stock within a specified period of time at a specified price. The Plan provides for the grant of incentive stock options (“ISOs”), which are subject to special tax treatment described below, and non-statutory stock options (“NSOs”). The Plan provides that the maximum number of shares that may be delivered in satisfaction of ISOs under the Plan is 2,000,000.

       The exercise price of both an ISO and NSO granted under the Plan may not be less than the fair market value of our common stock on the date the option is granted.  The expiration date of an ISO may not be more than ten years after the original grant date.  The Administrator determines all other terms relating to the exercise of the option, including the consideration to be paid, if any, for the grant of the option and the time at which options may be exercised.  The option exercise price is payable in cash or check, and the Administrator may, in its discretion, also permit optionees to make payment in our common stock having a fair market value equal to the option exercise price, through withholding by the Company of shares of stock otherwise issuable upon exercise of the Award, or subject to certain conditions, using a broker-assisted “cashless exercise” program.

      All unexercised options terminate not later than after a certain number of years as determined by the Administrator, but the maximum term of an ISO may not be longer than ten years.  Except as otherwise provided in the Plan and the applicable Award agreement, vested options generally must be exercised within three months of the cessation of the holder’s employment with the Company.

      Stock Appreciation Rights. The Plan permits the Administrator to grant SARs.  A SAR entitles the holder, upon exercise, to receive an amount in our common stock, or cash, or a combination thereof, determined by reference to appreciation from and after the date of grant in the base price of a share of our common stock, which may not be less than such share’s fair market value on the date of grant.  No SARs have been granted under the Plan.

      Restricted and Unrestricted Stock; Stock Unit Awards. Under the Plan the Administrator may grant non-transferable shares of restricted or unrestricted common stock and restricted or unrestricted stock unit awards. A stock award is an award of shares of our common stock, while a stock unit award entitles the recipient to the future delivery of shares of common stock or an amount of equivalent value. Stock unit awards may be settled in shares, cash, or a combination thereof.  Awards of restricted and unrestricted stock may be made in exchange for past services or other lawful consideration.  Generally, awards of restricted stock and restricted stock unit awards are subject to the requirement that the shares or Award be forfeited or resold to the Company unless specified conditions, such as continued employment and/or achievement of performance goals, are met.  Subject to these restrictions, any recipient of an award of restricted stock will have the rights of a stockholder, including the right to vote the shares and receive dividends.  Other Awards under the Plan may also be settled in restricted stock.  To date, while the Administrator has approved awards of restricted stock units under the Plan, there have been no awards of restricted or unrestricted stock to any eligible Plan participant.

     Performance Awards.  The Administrator may also make Awards subject to the satisfaction of specified performance criteria (“Performance Awards”).  Performance Awards may consist of stock options, SARs, restricted stock, or restricted stock units. The performance criteria applicable to a particular Performance Award will be determined by the Administrator.  As part of the amendment, we are seeking stockholder reapproval of the material performance criteria in the Plan to maintain future flexibility with respect to Section 162(m) compliance.  In the case of Performance Awards intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, the Administrator will use objectively determinable performance measures in accordance with Section 162(m) that are based on any or any combination of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project, or geographical basis or in combinations thereof):  bookings; sales; revenues; operating income or operating margin; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or on an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations, recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to reorganizations, acquisitions or divestitures.  Any of the foregoing performance criteria and any targets set by the Administrator with respect to those criteria need not be based upon an increase, a positive or improved result, or avoidance of loss.  For Awards intended to comply with Section 162(m), the measures used in setting performance criteria under the Plan will be determined without regard to a specified list of factors, though the Administrator may exercise discretion to cause one or more of these factors to be included in the determination of the performance criteria.  In addition, the Administrator may reduce (but not increase) the number of shares that may be received under an Award that are otherwise earned upon satisfaction of the applicable performance criteria. Such adjustments will be made only to the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m).  The Administrator will determine whether the performance targets or goals that have been chosen for a particular Performance Award have been met.

    General Provisions Applicable to All Awards.  Neither ISOs, nor, except as the Administrator may otherwise determine or provide in any Award, any other Award may be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom it is granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution.  During the life of a participant an ISO is exercisable only by the recipient.  Other Awards may be transferred during the recipient’s lifetime, but only on a gratuitous basis and only to the extent, if any, permitted by the Administrator.

    Treatment of Awards in Connection with Certain Transactions.  The Plan provides that, in the event of (i) a consolidation, merger, or similar transaction or series of transactions in which Forrester is not the surviving corporation or which results in the acquisition by a person or entity or by a group of persons or entities acting together of substantially all of our common stock, (ii) a sale of all or substantially all the assets of Forrester, or (iii) a complete liquidation or dissolution of the Company, the following rules will apply unless otherwise provided in an Award:

•

If there is a surviving or acquiring entity, the Administrator may arrange to have that entity (or an affiliate) assume some or all outstanding Awards or grant substitute Awards.  Any such assumption or substitution of a stock option or SAR exempt from the requirements of Section 409A of the Internal Revenue Code will be accomplished in a manner that preserves such exemption.

•

If the transaction involves a payment to Forrester stockholders (whether cash, non-cash, or some combination of the two), the Administrator may provide for a “cash-out” payment with respect to some or all Awards or portions thereof. With respect to each affected Award, the “cash-out” payment will be equal to the excess, if any, of the fair market value of one share of our common stock multiplied by the number of shares of stock subject to the Award or portion thereof over the aggregate exercise or purchase price (if any) of the Award or portion thereof.

•

Regardless of whether there is a surviving or acquiring entity, if the transaction does not involve an assumption or substitution of Awards or a “cash-out” payment, all Awards requiring exercise will become fully exercisable and the delivery of shares deliverable under a stock unit award will be accelerated prior to the completion of the transaction on a basis that gives participants a reasonable opportunity, as determined by the Administrator, to participate in the transaction as a stockholder.

•	Existing Awards, unless assumed, will terminate upon completion of the transaction.

    The Administrator may require that any amounts delivered, exchanged or otherwise paid with respect to a “cash-out” or acceleration of an outstanding Award contain restrictions as it deems appropriate to reflect any performance or other vesting conditions to which the Award was subject. In the case of restricted stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such stock be placed in escrow or otherwise made subject to restrictions.

    Amendment and Termination. The Administrator may amend the Plan or any outstanding Award at any time or times for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards.  The Administrator may not, however, alter the terms of an Award so as to affect adversely the participant’s rights under an Award without the participant’s consent, unless the Administrator expressly reserved the right to do so at the time of an Award.

Plan Benefits

     The future benefits or amounts that would be received under the Plan by executive officers, non-executive officer employees, and independent directors are discretionary and are therefore not determinable at this time. However, the following table sets forth the number of shares (excluding shares covered by awards that were canceled or forfeited) subject to options and restricted stock units as of March 14, 2016 that were granted under the Plan from January 1, 2015 to December 31, 2015 to our named executive officers, all current executive officers as a group, all current directors who are not executive officers and were not executive officers at the time of grant, as a group, and all employees, excluding executive officers.

Name and Position	Number of Shares Subject to Awards Granted Under the Plan from January 1, 2015 to December 31, 2015 Stock Options Restricted Stock Units
George F. Colony Chairman of the Board and Chief Executive Officer	0 0
Michael A. Doyle Chief Financial Officer and Treasurer	22,500 7,500
Clifford Condon Chief Research and Product Officer	22,500 12,500
Gail S. Mann, Chief Legal Officer and Secretary	15,000 5,000
Michael Morhardt Chief Sales Officer	22,500 7,500
Dennis van Lingen Former Chief Product Officer (1)	15,000 5,000
All current executive officers as a group (including the 6 officers above)	125,000 46,667
All current directors who were not executive officers at the time of grant, as a group	0 18,515
All employees and officers, excluding current executive officers and directors, as a group	336,925 192,976
(1)

Mr. van Lingen ceased serving as our Chief Product Officer effective August 24, 2015.  Because of his total compensation received during 2015, Mr. Van Lingen is listed as a named executive officer of the Company in this proxy statement. He was no longer an executive officer of the Company at December 31, 2015.

   U.S. Federal Tax Consequences

   The following discussion summarizes certain United States federal income tax consequences of the issuance and receipt of options and restricted stock awards under the Plan under the law as in effect on the date of this proxy statement.  The Plan provides for the grant of ISOs and NSOs, as well as other Awards.  This summary does not purport to cover federal employment law tax or other federal tax consequences that may be associated with the Plan, nor does it address the tax laws of any state, municipality, or foreign country where a participant may reside.

  ISOs. An optionee realizes no taxable income upon the grant or, for regular tax purposes, upon the exercise of an ISO.  However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to Forrester) equal to the value of the shares at the time of exercise less the exercise price.  Any additional gain recognized in the disposition is treated as a capital gain for which Forrester is not entitled to a deduction.  If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which Forrester is not entitled to a deduction.

NSOs. In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount  equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to Forrester; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which Forrester is not entitled to a deduction.

   In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO.  ISOS are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a market value (determined as of the date of grant) in excess of $100,000.

   The Administrator may award stock options that are exercisable for restricted stock, or may award shares of restricted stock.  Generally, taxes are not due when an award of restricted stock is initially made, or when restricted stock is received upon exercise of a stock option, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (it becomes vested or transferable).  Income tax is paid on the value of the stock at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. However, no later than 30 days after a participant receives an award of restricted stock or a stock option exercisable for restricted stock, pursuant to Section 83(b) of the Internal Revenue Code, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the stock subject to the award at the time of exercise of the option or receipt of the award of restricted stock.  Provided that the election is made in a timely manner, the participant will not recognize any additional income when the restrictions on the stock lapse.  Assuming no other applicable limitations, the amount and timing of the deduction available to Forrester will correspond to the income recognized by the participant.

   The Administrator may also award restricted stock units.  The recipient of restricted stock units will not recognize taxable income at the time of grant of a restricted stock unit, and we are not entitled to a tax deduction at that time.  The recipient will recognize compensation taxable as ordinary income, however, at the time of settlement of the Award, equal to the fair market value of any shares delivered and the amount of cash paid.  We will generally be entitled to a corresponding deduction, except to the extent that the deduction limits of Section 162(m) apply.

   Under the so-called “golden parachute” provisions of the Internal Revenue Code, the accelerated vesting of Awards in connection with a change of control of Forrester may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits.  If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of Awards under the Plan may be subject to an additional 20% federal tax and may be nondeductible to Forrester.

   It is the intention of Forrester that Awards will comply with Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation arrangements or will satisfy the conditions of applicable exemptions.  However, if an Award is subject to and fails to comply with the requirements of Section 409A, the participant may recognize ordinary income on the amounts deferred under the Award, to the extent vested, prior to the time when the compensation is received.  In addition, Section 409A imposes a 20% penalty tax, as well as interest, on the participant with respect to such amounts.

   The foregoing general tax discussion is intended for the information of Forrester’s stockholders in considering how to vote with respect to this proposal, and not as tax guidance to participants in the Plan.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT AND RESTATEMENT OF THE FORRESTER RESEARCH, INC. 2006 EQUITY INCENTIVE PLAN.

STOCKHOLDER PROPOSALS

Stockholder proposals to be considered at the Annual Meeting of Stockholders in 2017 must be received by December 5, 2016 to be considered for inclusion in our proxy materials for that meeting.

Stockholders who wish to make a proposal at the 2017 annual meeting, other than proposals included in our proxy materials, or who wish to nominate individuals for election as directors, must notify us between January 17, 2017 and February 16, 2017. If the stockholder does not notify us by February 16, 2017, the proxies will have discretionary authority to vote on a stockholder’s proposal brought before the meeting.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter.

FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission will be sent to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 60 Acorn Park Drive, Cambridge, Massachusetts 02140.

Exhibit A

FORRESTER RESEARCH, INC.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(as amended through May 17, 2016)

1.DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based Awards.

3.ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan.  In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception.  Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.LIMITS ON AWARDS UNDER THE PLAN

(a)Number of Shares.  The number of shares of Stock available for delivery in satisfaction of Awards under the Plan shall be determined in accordance with this Section 4(a).

(1)Subject to Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan shall be six million four hundred thirty thousand (6,430,000) plus the number (not to exceed two and one-half million (2,500,000)) of unused Prior Plan shares.  For purposes of the preceding sentence, shares of Stock shall be unused Prior Plan shares (i) if they were subject to awards under the Prior Plan, other than restricted stock awards, that were outstanding on the day preceding the Original 2006 Plan Effective Date to the extent such Prior Plan awards are exercised or are satisfied, or terminate or expire, on or after the Original 2006 Plan Effective Date without the delivery of such shares, or (ii) if they were outstanding on the day preceding the Original 2006 Plan Effective Date as restricted stock awards under the Prior Plan and are thereafter forfeited.  The number of shares of Stock delivered in satisfaction of an Award shall be, for purposes of the first sentence of this Section 4(a)(1), the number of shares of Stock subject to the Award reduced by the number of shares of Stock (a) awarded under the Plan as Restricted Stock but thereafter forfeited, or (b) made subject to an Award that is exercised or satisfied, or that terminates or expires, without the delivery of such shares.

(2)To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange or Nasdaq requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b)Type of Shares.  Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company.  No fractional shares of Stock will be delivered under the Plan.

(c)Section 162(m) Limits.  The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be one million (1,000,000).  The maximum number of shares subject to other Awards granted to any person in any calendar year will be one million (1,000,000) shares.  The foregoing provisions will be construed in a manner consistent with Section 162(m).

(d)ISO Limit.  The maximum number of shares of Stock that may be delivered in satisfaction of ISOs under the Plan shall be two million (2,000,000) shares.

(e)Non-Employee Director Limits.  The maximum number of shares of Stock that may be delivered in satisfaction of Awards granted during a single fiscal year under the Plan, or under any other equity plan maintained by the Company, to any Outside Director, taken together with any cash fees payable to such Outside Director during the fiscal year, may not exceed two hundred thousand dollars ($200,000) in total value. The value of any Award for purposes of this Section 4(e) shall be determined by reference to the grant date fair value of such Award used by the Company for financial reporting purposes and shall exclude the value of any dividends or dividend equivalents paid pursuant to an Award granted in a prior fiscal year.

5.ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees, Outside Directors, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates.  Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.RULES APPLICABLE TO AWARDS

(a)All Awards

(1)Award Provisions.  The Administrator will determine the terms of all Awards, subject to the limitations provided herein.  By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan.  Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)Term of Plan.  No Awards may be made after May 16, 2026, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)Transferability.  ISOs may not be transferred other than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Participant to whom they were awarded, only by that Participant.  Other Awards may be transferred during a Participant’s lifetime only on a gratuitous basis and then only to the extent, if any, determined by the Administrator.

(4)Vesting, Etc.  The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable.  Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.  Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that:

(A)subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B)all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and

(C)all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5)Taxes.  The Administrator will make such provision for the withholding of taxes as it deems necessary.  The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6)Dividend Equivalents, Etc.  The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.  Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A to the extent applicable.

(7)Rights Limited.  Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan.  The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(8)Section 162(m).  This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR.  In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception.  With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m) (the “Applicable Period”).  Notwithstanding satisfaction of applicable Performance Criteria, and without limiting the provisions of Section 7(b)(1), the number of shares of Stock received under an Award that are otherwise earned upon satisfaction of such Performance Criteria may be reduced by the Administrator (but not increased) on the basis of such further considerations that the Administrator in its sole discretion shall determine. Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive.  No Performance Award to which this Section 6(a)(8) applies may be granted more than five years after the Plan shall have been last approved by stockholders of the Company until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(b)Awards Requiring Exercise

(1)409A Exemption.  Except as the Administrator otherwise determines, no Award requiring exercise shall have deferral features, or shall be administered in a manner, that would cause such Award to fail to qualify for exemption from Section 409A.

(2)Time And Manner Of Exercise.  Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award.  If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(3)Exercise Price.  The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be not less than 100% of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.  Fair market value shall be determined by the Administrator consistent with the requirements of Section 422 and Section 409A, as applicable.  No such Award, once granted, may be repriced other than in accordance with the applicable stockholder approval requirements of Nasdaq.

(4)Payment Of Exercise Price.  Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the requirements of this paragraph.  All payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) by delivery to the Company of a promissory note of the person exercising the Award, payable on such terms as are specified by the Administrator, (iii) through a broker-assisted exercise program acceptable to the Administrator, (iv) through withholding by the Company of shares of Stock otherwise issuable upon exercise of the Award, with such withheld shares to be applied to the applicable exercise price based on the then-existing fair market value of the shares, (v) by other means acceptable to the Administrator, or (vi) by any combination of the foregoing permissible forms of payment.  The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(5)In the case of an ISO granted to an owner of stock (as determined by Section 424(d) of the Code) possessing more than ten percent (10%) of the voting power of all classes of stock of the Company or of a “parent corporation or “subsidiary corporation” of the Company (as those terms are defined in Section 424(d) of the Code), the exercise price shall be no less than 110% of the fair market value of the Stock subject to the ISO, determined as of the date of grant, and the term of the ISO shall be no more than five (5) years from the date of grant.

(c)Awards Not Requiring Exercise

Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines.  Any Award resulting in a deferral of compensation subject to Section 409A shall be construed to the maximum extent possible, as determined by the Administrator, consistent with the requirements of Section 409A.

7.EFFECT OF CERTAIN TRANSACTIONS

(a)Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1)Assumption or Substitution.  If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.  Any substitution or assumption of a Stock Option or SAR exempt from the requirements of Section 409A shall be accomplished on a basis that preserves such exemption.

(2)Cash-Out of Awards.  If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or portions thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.

(3)Acceleration of Certain Awards.  If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, and the delivery of shares of Stock deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4)Termination of Awards Upon Consummation of Covered Transaction.  Each Award (unless assumed pursuant to Section 7(a)(1) above), other than outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below), will terminate upon consummation of the Covered Transaction.

(5)Additional Limitations.  Any share of Stock delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject.  In the case of

Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)Change in and Distributions With Respect to Stock

(1)Basic Adjustment Provisions.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan, to the maximum share limits described in Section 4(c), and to the maximum ISO limit in Section 4(d), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2)Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and the performance-based compensation rules of Section 162(m), where applicable.

(3)Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived.  If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act.  The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award.  Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange or Nasdaq requirements), as determined by the Administrator.

10.OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.MISCELLANEOUS

(a)Waiver of Jury Trial.  By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.  By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b)Limitation of Liability.  Notwithstanding anything to the contrary in the Plan, neither the Company, any Affiliate, nor the Administrator, nor any person acting on behalf of any of them, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

(c)Clawback.  Notwithstanding any provision herein to the contrary, Awards and shares of Stock (and proceeds therefrom) obtained pursuant to or on exercise of such Awards hereunder are subject to forfeiture, setoff, recoupment or other recovery if the Administrator determines in good faith that such action is required by applicable law or Company policy.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”:  The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation;  provided, that with respect to any delegation described in this clause (iii) the Compensation Committee (or a properly delegated member or members of such Committee) shall have authorized the issuance of a specified number of shares of Stock under such Awards and shall have specified the consideration, if any, to be paid therefor; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate.  Unless the Board shall determine otherwise, and to the extent necessary to comply with applicable law, each member of the Compensation Committee shall also satisfy the requirements of (i) “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, and (ii) an “outside director” for purposes of Section 162(m) of the Code. The Board may designate one or more directors as a subcommittee who may act for the Compensation Committee if necessary to satisfy the requirements of the prior sentence. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”:  Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option or SAR by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan).  The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply.  Notwithstanding the foregoing provisions of this definition, except as otherwise determined by the Administrator, a corporation or other entity shall be treated as an Affiliate only if its employees would be treated as employees of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.

“Award”:  Any or a combination of the following:

(i)	Stock Options.
(ii)	SARs.
(iii)	Restricted Stock.
(iv)	Unrestricted Stock.
(v)	Stock Units, including Restricted Stock Units.
(vi)	Performance Awards.
(vii)	Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

“Board”:  The Board of Directors of the Company.

“Code”:  The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”:  The Compensation and Nominating Committee of the Board.

“Company”:  Forrester Research, Inc.

“Covered Transaction”:  Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company.  Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”:  Any person who is employed by the Company or an Affiliate.

“Employment”:  A Participant’s employment or other service relationship with the Company and its Affiliates.  Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates.  If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“ISO”:  A Stock Option intended to be an “incentive stock option” within the meaning of Section 422.  Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Original 2006 Plan Effective Date”:  May 9, 2006, the date of the Company’s annual meeting of stockholders at which the Plan was first presented to the stockholders for approval.

“Outside Director”:  A member of the Board who is not otherwise an Employee of the Company.

“Participant”:  A person who is granted an Award under the Plan.

“Performance Award”:  An Award subject to Performance Criteria.  The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”:  Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award.  For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): bookings; sales; revenues; operating income or operating margin; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations,  recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to reorganizations, acquisitions or divestitures.  A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. For Awards intended to comply with Section 162(m), the measures used in setting Performance Criteria under the Plan for any given Award will, to the extent applicable, be determined either in accordance with generally accepted accounting principles (“GAAP”) or not in accordance with GAAP, without regard to (1)unusual or infrequent events, (2) the impact of any change in accounting principles that occurs during the Performance Period (or that occurred during any period that the Performance Period is being compared to) and the cumulative effect thereof (provided that the Administrator may (as specified by the Administrator within the Applicable Period) either apply the changed accounting principle to all periods referenced in the Award, or exclude the changed accounting principle from all periods referenced in the Award), (3) goodwill and other intangible impairment and/or amortization charges, (4) gains or charges associated with discontinued operations or with the obtaining or losing control of a business, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to reorganizations, acquisitions and/or divestitures, (ii) all restructuring charges directly related to reorganizations, acquisitions and/or divestitures, (iii) all charges and gains arising from the resolution of contingent liabilities related to a reorganization, acquisition and/or divestiture, and (iv) all other charges directly related to acquisitions, (7) the impact of any discrete income tax charges or benefits identified during the Performance Period (or during any period that the Performance Period is being compared to), (8) stock based compensation, (9) gains or losses on investments, (10) duplicate lease costs, (11) other objective income, expense, asset, and/or cash flow adjustments as may be consistent with the purposes of the Performance Criteria set for the given Performance Period and specified by the Administrator within the Applicable Period, and (12) the tax effects of the foregoing; and provided further that the Administrator in its sole discretion and within the Applicable Period may determine that any or all of the carve-outs described in subsections (1) through (12) shall not be excluded from the measures used to determine the Performance Criteria for a particular Performance Period or shall be modified, and/or may determine to exclude other items from such measures for such Performance Period.

“Performance Period” means a period for which Performance Criteria are set and during which performance is to be measured to determine whether a participant is entitled to payment of an Award under the Plan.  A Performance Period may coincide with one or more complete or partial calendar or fiscal years or quarters of the Company.  Unless otherwise designated by the Administrator, the Performance Period will be based on the calendar year.

“Plan”:  Forrester Research, Inc. Amended and Restated Equity Incentive Plan as from time to time amended and in effect.

“Prior Plan”:  Forrester Research, Inc. 1996 Amended and Restated Equity Incentive Plan, as amended and in effect prior to the Original 2006 Plan Effective Date.

“Restricted Stock”:  Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”:  A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”:  A right entitling the holder upon exercise to receive an amount (payable in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the fair market value of such shares at the date of grant.

“Section 409A”:  Section 409A of the Code.

“Section 422”:  Section 422 of the Code.

“Section 162(m)”:  Section 162(m) of the Code.

“Stock”:  Common Stock of the Company, par value $.01 per share.

“Stock Option”:  An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”:  An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”:  Stock not subject to any restrictions under the terms of the Award.

IMPORTANT ANNUAL MEETING INFORMATION NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNNENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by12:00 a.m., Eastern Time, on May 17, 2016. Vote by Internet • Go to www.envisionreports.com/FORR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded messageUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card 1234 5678 9012 345 • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Withhold For Withhold + 01 - Henk W. Broeders 02 - George R. Hornig *To elect two Class II directors to serve until the 2019 Annual Meeting of Stockholders. For Against Abstain For Against Abstain 2. To ratify the selection of PricewaterhouseCoopers LLP as 3. To approve, by non-binding vote, Forrester Research, Inc. the Company’s independent registered public accounting executive compensation. firm for fiscal 2016. 4. To approve an amendment and restatement of the Forrester Research Inc. 2006 Equity Incentive Plan. B Change of Address — Please print new address below. Non-Voting Items Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 275151 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN + 02B48B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy - Forrester Research, Inc. Proxy Solicited on Behalf of the Board of Directors of the Company for an Annual Meeting, May 17, 2016 The undersigned appoints George F. Colony and Gail S. Mann, and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote all shares of common stock of Forrester Research, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held at the offices of Forrester Research, Inc., 60 Acorn Park Drive, Cambridge, MA 02140 at 10:00 a.m. on Tuesday, May 17, 2016, or any adjournments thereof, for the purposes set forth on the reverse side. This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no contrary direction is made, the proxy will be voted FOR each of the nominees for director listed in proposal 1 and FOR proposals 2, 3 and 4. (Continued and to be voted on reverse side.)